As filed with the Securities and Exchange Commission on June 1, 2011

Registration No. 333-95745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-95745)

UNDER

THE SECURITIES ACT OF 1933

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-0740960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 North 4th Street

Richmond, Virginia 23219

(Address of Principal Executive Offices)

FLUOR CORPORATION SALARIED EMPLOYEES’ SAVINGS INVESTMENT PLAN

(Full title of the plan)

Vaughn R. Groves, Esq.

Executive Vice President, General Counsel

and Corporate Secretary

Massey Energy Company

c/o Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 2345

Abingdon, Virginia 24212

(276) 619-4410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

A.T. Massey Coal Company, Inc. (“A.T. Massey”) was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation (“Old Fluor”). A.T. Massey was wholly owned by Old Fluor from 1987 until November 30, 2000. On November 30, 2000, a reverse spin-off (the “Spin-Off”) was completed, which separated Old Fluor into two entities: the “new” Fluor Corporation (“New Fluor”) and Old Fluor which retained the coal-related businesses and was subsequently renamed Massey Energy Company (“Massey”). Massey has been a separate, publicly traded company since December 1, 2000.

Prior to the Spin-Off, Old Fluor previously registered 4,000,000 shares (the “Shares”) of its common stock, par value $0.625 per share (the “Common Stock”), on a Registration Statement on Form S-8 (Registration No. 333-95745) (the “Registration Statement”), filed with the Securities and Exchange Commission on January 31, 2000. The Shares were registered for issuance pursuant to the terms of the Fluor Corporation Salaried Employees’ Savings Investment Plan (the “Plan”).

On June 1, 2011, Alpha Natural Resources, Inc. (“Alpha”) completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2011, among the Company and Alpha and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha (“Merger Sub”), the Company was merged with and into Merger Sub (the “Merger”). The Company survived the Merger as a wholly owned subsidiary of Alpha. A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on June 1, 2011 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the Shares registered but unsold under the Registration Statement as of the Merger Date.

Because the Plan was related to New Fluor, it was either terminated or transferred to New Fluor and therefore there currently is not a Massey-related Trustee for the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on the 1st day of June, 2011.

MASSEY ENERGY COMPANY
(Registrant)

By:	/s/ Kevin S. Crutchfield
Name:	Kevin S. Crutchfield
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin S. Crutchfield	Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2011
Kevin S. Crutchfield

/s/ Frank J. Wood	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2011
Frank J. Wood